Exhibit 99.1

NEWS RELEASE

LANCER APPOINTS NEW INDEPENDENT AUDITOR AND

NAMES RICHARD C. OSBORNE NON-EXECUTIVE BOARD CHAIR

SAN ANTONIO, TEXAS, March 1, 2004— Lancer Corporation (AMEX: LAN) today announced that the Audit Committee of its Board of Directors has appointed BDO Seidman, LLP as Lancer’s independent auditor.

BDO Seidman, LLP is a national professional services firm providing assurance, tax, financial advisory and consulting services to private and publicly traded businesses. For more than 90 years, they have provided quality service and leadership through the active involvement of their most experienced and committed professionals.

BDO Seidman serves clients through more than 35 offices and 250 alliance firm locations nationwide. As a member firm of BDO International, BDO Seidman serves clients by leveraging a global distribution network of resources comprised of nearly 600 member firm offices in 100 countries.

Additionally, Lancer’s Board of Directors has elected Richard C. Osborne as Chairman of the Board of Directors following the adoption of a Board policy requiring a non-executive Board Chair.  Pursuant to the new policy, Alfred A. Schroeder has resigned his position as Chairman.  Mr. Schroeder will continue to lead Lancer’s research and development efforts.

Alfred A. Schroeder, 67, is a co-founder of Lancer, and has served as Chairman of the Board of Directors since Lancer’s inception in 1967.  Mr. Schroeder commented, “Today, having an independent Board Chair is considered a best practice in corporate governance.  Our Board collectively agreed that it was appropriate for Lancer to adopt this policy.”

Richard Osborne, 60, has served on the Lancer Board since 2001.  He is a Managing Director with Madison Capital Partners, a private equity investment firm.  From 1989 to 1999, Mr. Osborne served as Chairman, Chief Executive Officer and President of Scotsman Industries, a New York Stock Exchange listed company and a multinational manufacturer of beverage dispensing equipment, ice machines, display cases, walk-in coolers and refrigeration equipment.

Commenting on his election as Chairman of Lancer Corporation, Mr. Osborne said, “It’s an honor to have the trust of the entire Board to fill this role.  Our priority is for Lancer’s executive team to focus its attention on building our business and driving long-term value for our shareholders.”

Lancer is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide.  Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom.  Lancer is a vertically integrated manufacturer, employing approximately 1,400 people, with 2002 sales of $139 million.  Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.

This news release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.